Execution Copy

Fund Holdings LLC

December 23, 2009

Bonds.com Group, Inc.
1515 Federal Highway
Suite 212
Boca Raton, Florida 33432

Gentlemen:

Reference is made herein to that certain Unit Purchase Agreement, dated as of August 28, 2009 (as amended, the “UPA”), between Bonds.com Group, Inc. (the “Company”) and Fund Holdings LLC (“Fund Holdings” and, together with the Company, the “Parties”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the UPA.

The Parties wish to make certain amendments to the UPA as described in this amendment letter (this “Amendment Letter”).  Accordingly, the Parties hereby agree as follows:

1.
With respect to the 5,000 Units to be purchased by Fund Holdings pursuant to the UPA (the “Original 5,000 Units”), Fund Holdings may purchase (“Fund Holdings Investments” or arrange and coordinate the direct purchase by one or more other investors (“Direct Investments”) of all or any portion of the remaining unpurchased Original 5,000 Units and up to an additional 2,000 Units (the “Additional 2,000 Units”) on substantially the same terms and conditions as set forth in the UPA (except as provided in paragraph 2 below and that any Fund Holdings Investments shall be on the same terms as set forth in the UPA); provided that, if the Company’s Board of Directors  determines, in good faith, that the terms and conditions of any Direct Investment are not substantially the same terms and conditions as set forth in the UPA (after giving effect to paragraph 2 below), the Company shall not be obligated to accept any such Direct Investments; provided, however, that in no event shall Fund Holdings Investments exceed the purchase of 5,000 Units (including those Units purchased prior to the date hereof).

2.
With respect to any Direct Investments: (a) such Direct Investments will be credited against Fund Holdings’ obligation to purchase the Original 5,000 Units for purposes of determining whether (i) the Additional Purchase Rights have terminated pursuant to Section 1(b)(iv) of the UPA, (ii) Fund Holdings has satisfied its obligations under Section 1(a)(ii)(C) of the UPA, and (iii) certain covenants of the Company have terminated pursuant to Section 5(l) of the UPA; (b) subject to the provisos in paragraph 1 above, each Unit sold to investors making Direct Investments shall consist of 2,667 shares of Common Stock and 7,200 Ordinary Purchase Rights; (c) simultaneously with the closing of any Direct Investment, with respect to each Unit purchased in any Direct Investment, Fund Holdings shall have the right to purchase an amount of Ordinary Purchase Rights equal to the product of (i) 2,397, multiplied by a fraction, the numerator of which is the number of Ordinary Purchase Rights issued to the investor making the Direct Investment at that closing and the denominator of which is 7,200, for an original purchase price to Fund Holdings equal to $1 per Unit (all Ordinary Purchase Rights purchasable by Fund Holdings pursuant to in this clause (c) are referred to collectively herein as the “Additional OPRs”); and (d) the Company shall issue the Additional Purchase Rights to Fund Holdings (or its designees or assigns) so long as 5,000 Units have been purchased by Fund Holdings or pursuant to Direct Investments.

3.
In addition to the existing conditions set forth in the UPA, the obligation of Fund Holdings to purchase all or any portion of the balance of the Original 5,000 Units that have yet to be purchased by Fund Holdings (the “Remaining Units”) is subject to the satisfaction, at or before the Third Closing (as defined below), of each of the following conditions, provided that these conditions are for Fund Holdings’ sole benefit and may be waived by Fund Holdings at any time in its sole discretion by providing the Company with prior written notice thereof:

a)
The Board of Directors of the Company shall have approved a resolution recommending that the Company’s stockholders vote to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock to 300,000,000 (the “Charter Amendment”) and obtained from the Company’s stockholders a valid written consent approving the Charter Amendment, subject to compliance with applicable laws;

b)	Michael Sanderson (“Sanderson”) shall have been appointed as Co-chairman of the Board of Directors of the Company;

c)	Edwin L. Knetzger, III (“Knetzger”) shall have been appointed as Co-chairman of the Board of Directors of the Company;

d)
Sanderson shall have been appointed, for a three-year term, subject to removal only for cause, as the Chief Operating Officer of the Company’s New York office and as Chief Operating Officer of the Company’s Bondstation Pro line of business (if and to the extent permitted by applicable laws and regulations) or such other executive office of the Company that is reasonably acceptable to Sanderson and Knetzger and is permitted under applicable laws and regulations;

e)
The Company and/or its Subsidiaries shall have obtained from InterDealer Securities, LLC, InterDealer Information Technologies, LLC and InterDealer IP Holding LLC (collectively, “Licensor”) an amendment, in a form satisfactory to Fund Holdings, to the existing license agreement between the Company and its Subsidiaries and Licensor with respect to all present and future intellectual property rights owned or controlled by Licensor that is used or contemplated to be used by the Company in its products;

f)	The Company shall have executed and delivered an amended Revenue Sharing Agreement between Radnor Research and Trading, LLC and the Company;

g)	The Company shall have executed and delivered an employment agreement with George O’Krepkie (in a form satisfactory to Fund Holdings);

h)	The Company shall have executed and delivered a financial advisory agreement between the Company and The Fund LLC;

i)
The Company shall have received a consent, in a form satisfactory to Fund Holdings, of MBRO Capital, LLC (“MBRO”) pursuant to the Commercial Term Loan Agreement, dated March 31, 2009, by and between the Company and MBRO, to the issuance of the Securities pursuant to the UPA (as amended hereby);

j)
The Company shall have delivered to legal counsel for Fund Holdings and/or any person making a Direct Investment, as applicable, all stock certificates and rights certificates to be issued by the Company in connection with the Third Closing (such stock and rights certificates will be held in escrow by such counsel until the time of the Third Closing); provided that, if Fund Holdings or any person making a Direct Investment does not notify the Company as to the amount of such person’s investment at least one business day prior to the Third Closing, the Company may deliver the stock and rights certificates issuable to the applicable person on or before the third business day following the Third Closing; and

k)	The Company shall have executed and delivered option grant agreements with respect to the option grants required under the UPA.

4.
Fund Holdings acknowledges and agrees that, so long as no event, change, circumstance, occurrence, effect or state of facts that could reasonably be expected to have a Material Adverse Effect has arisen since the date of this Amendment Letter or is disclosed or discovered after the date of this Amendment Letter, no later than the first business day following the satisfaction of the conditions set forth in Paragraph 3 above, Fund Holdings shall purchase (or cause the purchase through Direct Investments of) the Remaining Units (the “Third Closing”).

5.
Fund Holdings agrees that, if the Third Closing occurs, the certificates for the Additional Purchase Rights and such number of the Ordinary Purchase Rights as may be necessary under applicable law (but not to exceed 29,000,000) may include a provision that prohibits the exercise of such Additional Purchase Rights or Ordinary Purchase Rights, as applicable, until the Charter Amendment has become effective under applicable law.

6.
The Company acknowledges and agrees that, except as otherwise agreed to by Fund Holdings, the Company will make the payment to Radnor Research & Advisory Co., LLC (as contemplated in Section 8(a)(i) of the Amended UPA) with respect to any Direct Investments.

7.
The Company covenants and agrees that, as soon as practicable, and in any event within 90 days after the Third Closing, the Company shall increase the size of the Board of Directors to six directors and appoint an additional independent director (who must be reasonably acceptable to Sanderson and Knetzger) to the Board of Directors and also appoint such person to the Audit Committee of the Board of Directors.

8.
With respect to the Charter Amendment, the Company covenants and agrees that (i) promptly following the Third Closing (and in any event, within ten (10) business days thereafter), the Company shall prepare and file with the Securities and Exchange Commission (“SEC”) a 14C Information Statement advising the Company’s stockholders of the Charter Amendment (the “Information Statement”), (ii) the Company shall use its best efforts to cause the Information Statement to be mailed to the stockholders of the Company as promptly as practicable after the Information Statement is approved by the SEC and, in any event, within 40 days following the Third Closing, (iii) the Company shall take any action required to be taken under any applicable state securities laws in connection with the issuance of the Units and (iv) neither the Board of Directors of the Company nor any committee thereof shall withdraw (or modify in a manner adverse to Fund Holdings in any material respect), or publicly propose to withdraw (or modify in a manner adverse to Fund Holdings in any material respect), the Information Statement.  Notwithstanding the foregoing, prior to filing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company (a) shall provide Fund Holdings an opportunity to review and comment on such document or response, (b) shall include in such document or response all comments reasonably proposed by Fund Holdings, and (c) shall not file or mail such document or respond to the SEC prior to receiving the approval of Fund Holdings, which approval shall not be unreasonably withheld.  If at any time prior to the effectiveness of the Charter Amendment, any information relating to the Company, Fund Holdings, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Fund Holdings which should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law or the SEC, disseminated to the stockholders of the Company.  The Company shall notify Fund Holdings promptly of the time when the Information Statement has been cleared by the SEC or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Information Statement for additional information and shall supply Fund Holdings with copies of (x) all correspondence between the Company or any of its representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Information Statement or the Unit Purchase Agreement and (y) all orders of the SEC relating to the Information Statement.

9.
As a condition to its willingness to enter into this Amendment Letter, Fund Holdings has required that, concurrent with the execution hereof, each of Mr. John J. Barry, III and Mr. John J. Barry, IV shall have executed and delivered to Fund Holdings the Voting Agreement in the form attached hereto as Exhibit A.

10.	All Ordinary Purchase Rights (including the Additional OPRs), Special Purchase Rights and Additional Purchase Rights whether heretofore or hereafter issued, shall include a cashless exercise feature.

11.	Except as otherwise provided herein, the provisions of the UPA shall remain in full force and effect with no changes other than those set forth in this Amendment Letter.

12.	This Amendment Letter may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Pages Follow]

If the Company is in agreement with the foregoing, please sign and return to Fund Holdings a counterpart of this Amendment Letter, whereupon the terms hereof will become a binding agreement between the Parties.

FUND HOLDINGS LLC

By:
Name:	Edwin L. Knetzger, III
Title:	Manager

Please execute where so indicated below acknowledging your understanding of, and agreement with, the terms of this Amendment Letter.

BONDS.COM GROUP, INC.

By: ______________________
Authorized Signatory